Exhibit 99.1

NEWS

FOR RELEASE: September 17, 2004

Charter Announces Executive Changes

St. Louis - Charter Communications, Inc. (Nasdaq: CHTR) today announced the resignation of Margaret A. "Maggie" Bellville, Executive Vice President and Chief Operating Officer, effective September 30, 2004. "We have appreciated Maggie's positive contributions over the past two years, and respect her decision to depart the Company," said Carl Vogel, President and Chief Executive Officer.

Mike Lovett, Senior Vice President, Midwest Division Operations, has been promoted to Executive Vice President, Operations and Customer Care, reporting directly to Mr. Vogel. Mr. Lovett will assume responsibility for oversight of Charter's operational divisions in addition to enterprise-wide customer care. "Mike Lovett has over 20 years of operations expertise and has proven himself to be a tremendous asset to our executive team," Mr. Vogel said.

Mr. Vogel said certain other responsibilities formerly handled by Ms. Bellville will be assumed by other members of his executive team. Jim Heneghan, Senior Vice President of Marketing and Sales, will report to Tom Cullen, Executive Vice President of Advanced Services and Business Development. Sue Hamilton, Senior Vice President of Programming, will report directly to Mr. Vogel.

About Charter Communications

Charter Communications, Inc., a broadband communications company, provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital™ and Charter High-Speed™ Internet service. Charter also provides business-to-business video, data and Internet protocol (IP) solutions through Charter Business™. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

Contact:

Press:

Dave Mack
303-323-1392

Analysts:

Tamar Gerber
303-323-1383